Exhibit 99.1

News Release

L.B. FOSTER REPORTS THIRD QUARTER OPERATING RESULTS

PITTSBURGH, PA, November 5, 2013 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its third quarter 2013 operating results, which included income from continuing operations of $0.95 per diluted share.

Third Quarter Results

•	Third quarter net sales of $162.2 million decreased by $8.1 million or 4.8% compared to the prior year quarter due to a 4.9% decline in Rail segment sales and a 45.0% reduction in Tubular segment sales, partially offset by a 7.3% increase in Construction segment sales.

•	Gross profit margin was 19.3% compared to 18.0% in the prior year quarter. The increase was due to a $3.0 million warranty charge recorded in the prior year quarter. The warranty provision was required due to the previously reported product claim related to concrete railroad ties manufactured in our Grand Island, NE facility that was shut down in February 2011. Excluding the warranty charge, prior year third quarter gross margin would have been 19.8%.

•	Third quarter income from continuing operations was $9.8 million or $0.95 per diluted share compared to $8.5 million or $0.83 per diluted share last year. Excluding concrete tie charges from the prior year period, third quarter income from continuing operations would have been $10.2 million or $1.00 per diluted share. Third quarter 2013 income from continuing operations was adversely affected by the lower volume of Tubular segment sales as compared to the prior year period.

•	Third quarter bookings were $133.1 million, a 5.5% decline from the prior year third quarter, due principally to reductions in Tubular and Rail segment orders, partially offset by an increase in Construction segment orders. September 2013 backlog was $197.5 million, 12.5% lower than September 2012.

•	Selling and administrative expense increased by $1.0 million or 5.8%, due principally to increases related to salaried headcount, partially offset by a reduction in concrete tie testing costs.

•	The Company’s income tax rate from continuing operations was 30.2% compared to 35.4% in the prior year. The income tax rate from continuing operations in the current year quarter was favorably impacted by discrete tax items related to certain state income tax matters.

•	Cash provided from continuing operating activities for the third quarter of 2013 was $3.0 million compared to $21.6 million in the third quarter of 2012. Working capital fluctuations represent a large portion of the quarter over quarter change.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “This quarter unfolded much like we projected in our last update when we discussed changing order patterns as Construction turned positive after a prolonged market weakness and Tubular segment orders declined after several strong quarters. These changing order patterns had an unfavorable impact on profit margins which we discussed in our outlook last quarter. Year-to-date earnings per share were $2.15 and while this is flat with the prior year adjusted results, it’s a pretty good story given the lower Tubular segment volume.” Mr. Bauer concluded by saying, “News from the marketplace remains positive long term. Indicators for the construction market have all improved, and the oil and gas industries remain healthy.”

Q3 Business Segment Highlights

($000)

Rail Segment

Rail sales decreased 4.9% due to sales reductions in our concrete tie and rail distribution businesses, partially offset by stronger sales in our transit products and Allegheny Rail Products divisions. The third quarter 2012 $3.0 million warranty charge related to concrete ties negatively impacted prior period gross profit margins, however, third quarter 2013 Rail segment margins were 60 basis points better than the prior period on an adjusted basis.

	2013	2012	Variance
Sales	$105,552	$110,993	(4.9%)
Gross Profit	$21,647	$19,111
Gross Profit %	20.5%	17.2%

Construction Segment

Construction sales increased by 7.3% in the quarter due to stronger piling products sales and, to a lesser extent, improved sales in concrete buildings. Gross profit margins held relatively flat despite the negative change to product mix.

	2013	2012	Variance
Sales	$49,320	$45,948	7.3%
Gross Profit	$7,614	$7,183
Gross Profit %	15.4%	15.6%

Tubular Segment

Tubular sales declined by 45.0% in the quarter due to softer coated products sales. We believe that reduced order entry and backlog in the oil and gas markets were impacted by project delays as end users reacted to changing market conditions. Gross profit margins declined due principally to volume related de-leveraging, and our decision to work on plant improvements during lower volume production periods.

	2013	2012	Variance
Sales	$7,376	$13,405	(45.0%)
Gross Profit	$1,608	$4,401
Gross Profit %	21.8%	32.8%

Nine Month Results

•	Net sales for the first nine months of 2013 decreased by $6.3 million or 1.4%, due to a 7.7% decline in Tubular segment sales, a 1.8% decrease in Construction segment sales and a 0.4% reduction in Rail segment sales.

•	Gross profit margin was 19.3%, 490 basis points higher than the prior year period due to the aforementioned $3.0 million third quarter concrete tie warranty charge as well as a $19.0 million second quarter 2012 warranty charge. Excluding these charges, the 2012 gross profit margin would have been 19.4%.

•	Selling and administrative expenses increased $2.5 million, or 5.0% from the prior year due primarily to personnel related costs associated with higher salaried headcount, partially offset by a reduction in concrete tie testing costs.

•	Income from continuing operations was $22.0 million or $2.15 per diluted share compared to $8.1 million or $0.80 per diluted share in 2012. Excluding the 2012 warranty related adjustments, income from continuing operations would have been $21.9 million or $2.14 per diluted share.

•	The Company’s income tax rate from continuing operations in the current nine month period was 32.4% compared to 37.6% in the prior year. The 2013 income tax rate from continuing operations was favorably impacted by certain state income tax matters and the 2012 rate was negatively impacted by discrete tax items as a result of the impact of the $22.0 million warranty charge on pre-tax income.

•	Cash provided by continuing operating activities was $2.5 million for the nine month period of 2013 compared to $25.3 million in 2012. The reduction in cash flows relates primarily to changes in working capital, including increased cash payments for taxes, as well as a reduction in depreciation and amortization expense.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2013 operating results on Tuesday, November 5, 2013 at 11:00am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The replay can also be heard via telephone at (888) 286-8010 by entering pass code 58963254.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the product claim; the outcome of the Inspector General subpoena; and those matters set forth in Item 8, Footnote 21, “Commitments and Contingent Liabilities” in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2012 and in Part II, Item1A of the Quarterly Report on Form 10-Q for the period ended June 30, 2013. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:

David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L. B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net sales	$162,248	$170,346	$441,505	$447,817
Cost of goods sold	130,943	139,634	356,177	383,117

Gross profit	31,305	30,712	85,328	64,700
Selling and administrative expenses	17,547	16,581	52,628	50,142
Amortization expense	701	703	2,102	2,097
Interest expense	118	141	376	405
Interest income	(149)	(126)	(494)	(319)
Equity in income of nonconsolidated investment	(296)	(310)	(892)	(643)
Other (income) expense	(638)	612	(953)	4

	17,283	17,601	52,767	51,686

Income from continuing operations before income taxes	14,022	13,111	32,561	13,014
Income tax expense	4,229	4,647	10,560	4,892

Income from continuing operations	9,793	8,464	22,001	8,122

Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	(343)	23	3,805
Income tax expense (benefit)	—	(104)	9	2,403

Income (loss) from discontinued operations	—	(239)	14	1,402

Net income	$9,793	$8,225	$22,015	$9,524

Basic earnings (loss) per common share:
From continuing operations	$0.96	$0.83	$2.16	$0.80
From discontinued operations	—	(0.02)	0.00	0.14

Basic earnings per common share	$0.96	$0.81	$2.16	$0.94

Diluted earnings (loss) per common share:
From continuing operations	$0.95	$0.83	$2.15	$0.80
From discontinued operations	—	(0.02)	0.00	0.14

Diluted earnings per common share	$0.95	$0.81	$2.15	$0.93

Dividends paid per common share	$0.030	$0.025	$0.090	$0.075

Average number of common shares outstanding - Basic	10,182	10,141	10,171	10,117

Average number of common shares outstanding - Diluted	10,281	10,206	10,255	10,211

L. B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$95,997	$101,464
Accounts receivable - net	88,430	59,673
Inventories - net	93,497	107,108
Current deferred tax assets	4,585	4,585
Prepaid income tax	5,547	1,195
Other current assets	3,439	1,903
Current assets of discontinued operations	167	464

Total current assets	291,662	276,392
Property, plant and equipment - net	42,672	42,333
Other assets:
Goodwill	41,237	41,237
Other intangibles - net	38,145	40,165
Investments	4,666	4,332
Other assets	1,536	1,663

Total Assets	$419,918	$406,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable - trade	$56,874	$50,454
Deferred revenue	3,981	7,447
Accrued payroll and employee benefits	7,014	9,604
Accrued warranty	7,761	15,727
Current maturities of long-term debt	29	35
Other accrued liabilities	10,642	8,596
Liabilities of discontinued operations	26	106

Total current liabilities	86,327	91,969
Long-term debt	19	27
Deferred tax liabilities	11,584	12,140
Other long-term liabilities	13,448	14,411
Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	47,107	46,290
Retained earnings	291,395	270,311
Treasury Stock	(24,825)	(25,468)
Accumulated other comprehensive loss	(5,248)	(3,669)

Total stockholders’ equity	308,540	287,575

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$419,918	$406,122

L.B. Foster Company

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. These financial measures include gross profit margins excluding concrete tie costs and earnings per share from continuing operations excluding concrete tie costs. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of these measures excluding certain costs incurred in 2012. The costs incurred were associated to concrete ties manufactured at its Grand Island facility which was closed in 2011.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Gross profit margins excluding concrete tie charges	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net sales, as reported	$162,248	$170,346	$441,505	$447,817
Cost of goods sold, as reported	130,943	139,634	356,177	383,117

Gross profit	31,305	30,712	85,328	64,700
Product warranty charges, before income tax	—	3,000	—	22,000

Gross profit, excluding certain charges	$31,305	$33,712	$85,328	$86,700

Gross profit percentage, as reported	19.29%	18.03%	19.33%	14.45%
Gross profit percentage, excluding certain charges	19.29%	19.79%	19.33%	19.36%

Income from continuing operations (including diluted earnings per share) excluding concrete tie charges	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Income from continuing operations, as reported	$9,793	$8,464	$22,001	$8,122

Product warranty charges, net of income tax	—	1,780	—	14,607
Incentive compensation, net of income tax	—	—	—	(781)

Income from continuing operations, excluding certain charges	$9,793	$10,244	$22,001	$21,948

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS, as reported	$0.95	$0.83	$2.15	$0.80

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS, excluding certain charges	$0.95	$1.00	$2.15	$2.14

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED, as reported	10,281	10,206	10,255	10,211

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED, excluding certain charges	10,281	10,230	10,255	10,233